EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

American Software, Inc.:

We consent to the use of our reports dated October 11, 2005, with respect to the consolidated balance sheets of American Software, Inc. and subsidiaries (the “Company”) as of April 30, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended April 30, 2005, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of April 30, 2005 and the effectiveness of the internal control over financial reporting as of April 30, 2005, incorporated herein by reference.

Our report dated October 11, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of April 30, 2005, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of April 30, 2005 because of the effect of material weaknesses on the achievements of the objectives of the control criteria and contains explanatory paragraphs that state:

Revenue recognition. As of April 30, 2005, the Company had ineffective policies and procedures over accounting for revenue. Specifically, the Company did not have effective secondary review policies and procedures to ensure that multiple element software arrangements with non-standard terms are recognized in accordance with U.S. generally accepted accounting principles. This deficiency resulted in material errors in the financial statements and more than remote likelihood that a material misstatement of the Company’s annual and interim financial statements would not be prevented or detected.

Accounting for Income Taxes. As of April 30, 2005, the Company had ineffective policies and procedures related to accounting for income taxes. Specifically, the Company had ineffective supervisory review policies and procedures to ensure that income tax expense and related amounts are recorded and financial statement disclosures are presented in accordance with U.S. generally accepted accounting principles. This deficiency resulted in material errors in the financial statements and more than remote likelihood that a material misstatement of the Company’s annual and interim financial statements would not be prevented or detected.

Our report dated October 11, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of April 30, 2005, contains an explanatory paragraph that states that the Company excluded the internal control over financial reporting of Demand Management, Inc. (“DMI”) from its assessment of internal control over financial reporting. DMI was acquired in September 2004 by Logility, Inc., an 87%-owned subsidiary of the Company as of April 30, 2005, and DMI constituted 12% of the Company’s consolidated assets at April 30, 2005, and 6% of the Company’s consolidated revenues for the fiscal year then ended. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of DMI.

/s/ KPMG LLP

KPMG LLP

Atlanta, Georgia
November 28, 2005